Exhibit 99.6

FORM OF LETTER TO REGISTERED HOLDERS OF COMMON STOCK

HANMI FINANCIAL CORPORATION

Up to 50,000,000 Shares of Common Stock To Be Issued Upon Exercise of Subscription Rights

June 11, 2010

Dear Stockholder:

This letter is being distributed by Hanmi Financial Corporation (“us”, “we”, “our” or the “Company”) in connection with the offering (the “Rights Offering”) by the Company of shares of our common stock (“Common Stock”), which will be issued in connection with the exercise of non-transferable subscription rights (the “Subscription Rights”), which are being distributed to all holders of record of Common Stock as of 5:00 p.m., New York time, on June 7, 2010 (the “Record Date”). The Subscription Rights and the Rights Offering are described in the prospectus supplement dated June 11, 2010, which is enclosed with this letter (the “Prospectus”).

In the Rights Offering, we are offering up to an aggregate of 50,000,000 shares of Common Stock to be issued in connection with the exercise of the Subscription Rights, which is described further in the Prospectus. The Subscription Rights will expire, if not exercised earlier, at 5:00 p.m., New York time, on July 6, 2010, unless we elect in our sole discretion to extend the period of the Rights Offering beyond this date (as such date may be extended, the “Expiration Date”).

As described in the Prospectus, you will receive one Subscription Right for each share of Common Stock you owned on the Record Date. Subscription rights may only be exercised in whole numbers. Each whole Subscription Right will allow you to subscribe to purchase one share of Common Stock (the “Basic Subscription Privilege”) at a subscription price of $1.20 per share. For example, if you owned 1,000 shares of Common Stock on the Record Date, you would receive 1,000 Subscription Rights and would have the right to purchase 1,000 shares of Common Stock for $1.20 per share pursuant to your Basic Subscription Privilege.

In addition, if you exercise your Basic Subscription Privilege in full, you will be eligible to subscribe to purchase additional shares of Common Stock, subject to the conditions and limitations described further in the Prospectus (the “Over-Subscription Privilege”). We will not accept any over-subscription requests for less than 10,000 shares of our common stock, except from our non-executive officers and employees from whom we will accept over-subscription requests for 1,000 or more shares of our common stock. We offer no assurances that any subscription requests that you may submit pursuant to the Over-Subscription Privilege will be fulfilled in whole or in part.

You will be required to submit payment in full for all of the shares of Common Stock you wish to buy under your Basic Subscription Privilege and pursuant to the Over-Subscription Privilege to Computershare Inc. (the “Subscription Agent”), by no later than 5:00 p.m., New York time, on the Expiration Date. Any excess subscription payments that you may pay to the Subscription Agent in the Rights Offering will be returned, without interest or penalty, to you by the Subscription Agent as soon as practicable following the consummation of the Rights Offering, which will not take place until the earlier of when we have received total subscriptions in the rights offering and the best efforts public offering (described further in the Prospectus) of at least $105,000,000 in the aggregate, or the closing of the transaction with Woori (described further in the Prospectus) (the “Escrow Release Date”), or such earlier time as we may cancel the rights offering in our sole and absolute discretion. If the Escrow Release Date has not occurred on or prior to November 15, 2010, we will cancel the rights offering and the Subscription Agent will return the subscription payments received in the rights offering, without interest or penalty.

Your Subscription Rights are evidenced by subscription rights certificates issued in your name (the “Subscription Rights Certificates”). Your Subscription Rights are non-transferable, meaning that you may not sell, transfer or assign your Subscription Rights Certificate to anyone else.

Enclosed for your additional information are copies of the following documents:

•	Prospectus;

•	Subscription Rights Certificate;

•	Instructions For Use of Hanmi Financial Corporation Subscription Rights Certificates (including an accompanying Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by Hanmi Financial Corporation); and

•	A return envelope addressed to Computershare Inc., acting as our subscription agent.

The first three documents listed above provide additional information on the Rights Offering, the Company and the steps you must take if you wish to exercise all or some of your Subscription Rights. You should read all of these documents carefully in their entirety.

Your prompt action is requested.  To exercise your Subscription Rights, you must deliver your properly completed and signed Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the guaranteed delivery procedures), together with your payment in full of the total subscription amount that is required for all of the shares that you intend to purchase under your Basic Subscription Privilege and any additional shares that you wish to purchase pursuant to the Over-Subscription Privilege, to the Subscription Agent as described further in the Prospectus. Your properly completed and signed Subscription Rights Certificate or Notice of Guaranteed Delivery, in either case accompanied by full payment of your total subscription amount, must be received by the Subscription Agent by no later than 5:00 p.m., New York time, on the Expiration Date. Once you have exercised your Subscription Rights, you may not cancel, revoke or otherwise amend the exercise of your Subscription Rights. Any Subscription Rights that are not exercised prior to 5:00 p.m., New York time, on the Expiration Date will expire and you will have no further rights under your Subscription Rights Certificate.

Additional copies of the enclosed materials may be obtained from Georgeson, which is acting as our information agent in the Rights Offering. Banks and brokers should call (212)440-9800 and stockholders should call (800) 509-0983. You may also contact Computershare Inc. if you have any questions on the Rights Offering or require any assistance in exercising your Subscription Rights.

Very truly yours,

HANMI FINANCIAL CORPORATION

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